Exhibit 99.1

Investor Relations: Sara Gubins, +1 646 654 8153

Media Relations: Laura Nelson, +1 203 563 2929

NIELSEN ANNOUNCES BROAD-BASED OPTIMIZATION PLAN

TO ACCELERATE TRANSFORMATION

New York, USA – July 7, 2020 – Nielsen Holdings plc (NYSE: NLSN) today announced a broad-based optimization plan to drive permanent cost savings and operational efficiencies, as well as to position the Company for greater profitability and growth. Nielsen is prioritizing resources to focus on key strategic initiatives, higher margin products and services, and greater efficiency. As part of the plan, the Company will exit several smaller, underperforming markets and non-core businesses in the second half of 2020. Nielsen expects the plan to be substantially completed in 2020 and for restructuring actions and other permanent cost-saving initiatives to drive approximately $250 million in pre-tax annual run-rate savings.

David Kenny, Chief Executive Officer, commented, “Across Nielsen Global Media and Nielsen Global Connect, we are making progress on increasing our operational and financial discipline, including zero-basing our cost structure as we move toward the planned separation of Nielsen Global Connect. As discussed on our earnings call in April, we have increased our focus on platform consolidations, further automation, optimizing our global footprint, and ensuring that our resource allocation aligns with high-margin essential services. Today’s plan encompasses, accelerates, and expands on those initiatives. These restructuring actions will further expedite our transformation to a more efficient, agile, and scalable organization and are designed to drive sustained margin expansion and increased cash generation. As part of the optimization plan, we have made the difficult decision to exit selected businesses and markets and permanently reduce our workforce. While these are important actions to take, I recognize the impact they have on our people, and I am grateful for the important contributions made by these talented associates during their time at Nielsen.”

Nielsen now expects 2020 pre-tax restructuring charges of $150 to $170 million versus guidance of $120 to $140 million provided in April 2020. Approximately half of these charges were incurred in the second quarter and are mostly employee severance costs. The optimization plan includes a global reduction in force of approximately 3,500 employees. Cash payments for the severance costs will continue into late 2021.

The guidance provided on April 30, 2020 already incorporated the impact of the optimization plan, with the exception of the market and business exits announced today. These exits are the primary driver of the higher guidance range for 2020 restructuring versus previous expectations. The impact of these exits is expected to be no more than 100 basis points to 2020 revenue growth, with an immaterial impact on 2020 adjusted EBITDA. Nielsen also estimates $40 to $50 million of non-cash, pre-tax impairment charges in the second quarter related to these planned exits.

Nielsen expects overall second quarter financial results to be in line with commentary provided on the first quarter earnings call. The company plans to provide a detailed update on second quarter results and the 2020 outlook on the second quarter earnings call on August 5, 2020.

Forward-looking Statements

This news release includes information that could constitute forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. These statements include those set forth above relating to our optimization plan and expected restructuring charges, the expected impact of the plan on annual run rate savings and the expected second quarter financial results, as well as other statements that may be identified by words such as “will,” “intend,” “expect,” “anticipate,” “should,” “could” and similar expressions. These statements are subject to risks and uncertainties, and actual results and events could differ materially from what presently is expected. Factors leading thereto may include, without limitation, the risks related to the COVID-19 pandemic on the global economy and financial markets, the uncertainties relating to the impact of the COVID-19 pandemic on Nielsen’s business, the expected benefits and costs of the spin-off transaction, the expected timing of completion of the spin-off transaction, the ability of Nielsen to complete the spin-off transaction considering the various conditions to the completion of the spin-off transaction (some of which are outside Nielsen’s control, including those conditions related to regulatory approvals), business disruption during the pendency of or following the spin-off transaction, diversion of management time on the spin-off transaction-related issues, failure to receive the required shareholder approval of the spin-off transaction, retention of existing management team members, the reaction of customers and other parties to the spin-off transaction, the qualification of the spin-off transaction as a tax-free transaction for U.S. federal income tax purposes (including whether or not an IRS ruling will be sought or obtained), potential dissynergy costs between Nielsen Global Connect and Nielsen Global Media, the impact of the spin-off transaction on relationships with customers, suppliers, employees and other business counterparties, general economic conditions, conditions in the markets Nielsen is engaged in, behavior of customers, suppliers and competitors, technological developments, as well as legal and regulatory rules affecting Nielsen’s business and other specific risk factors that are outlined in our disclosure filings and materials, which you can find on http://ir.nielsen.com, such as our 10-K, 10-Q and 8-K reports that have been filed with the Securities and Exchange Commission as well as the registration statement on Form 10 filed by Nielsen SpinCo B.V. with the Securities and Exchange Commission in connection with the spin-off transaction. Please consult these documents for a more complete understanding of these risks and uncertainties. This list of factors is not intended to be exhaustive. Such forward-looking statements only speak as of the date of this press release, and we assume no obligation to update any written or oral forward-looking statement made by us or on our behalf as a result of new information, future events, or other factors, except as required by law.

About Nielsen

Nielsen Holdings plc (NYSE: NLSN) is a global measurement and data analytics company that provides the most complete and trusted view available of consumers and markets worldwide. Our approach marries proprietary Nielsen data with other data sources to help clients around the world understand what’s happening now, what’s happening next, and how to best act on this knowledge. For more than 90 years Nielsen has provided data and analytics based on scientific rigor and innovation, continually developing new ways to answer the most important questions facing the media, advertising, retail and fast-moving consumer goods industries. An S&P 500 company, Nielsen has operations in over 100 countries, covering more than 90% of the world’s population. For more information, visit www.nielsen.com.

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